EXHIBIT 99.1
UNAUDITED PRO FORMA COMBINED
FINANCIAL DATA OF FIS, EFUNDS AND CERTEGY
     The following unaudited pro forma combined financial statements present FIS’s historical financial statements with adjustments relating to the acquisition of eFunds by FIS, known as the eFunds Acquisition. On September 12, 2007, FIS completed the acquisition of eFunds, in a cash transaction. Pursuant to the Agreement and Plan of Merger, eFunds became a wholly-owned subsidiary of FIS. The following pro forma combined financial statements also combine Certegy’s historical statements of continuing operations with those of FIS for the periods that it was not already consolidated by FIS. The unaudited pro forma combined statements of continuing operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 are presented as if the eFunds Acquisition and the merger between FIS and Certegy, known as the Certegy Merger, had been completed on January 1, 2006.
The Acquisition of eFunds by FIS
     Under the purchase method of accounting, the aggregate consideration paid for eFunds is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. FIS established that the fair value of the net assets acquired was lower than the purchase price, and as a result, goodwill was recorded for the amount that the purchase price exceeded the fair value of the net assets acquired. The allocation of the purchase price is based on preliminary valuations. The Company is still assessing the values assigned to acquired computer software and customer relationships, as well as various employment agreements, lease agreements, vendor arrangements, and customer contracts of eFunds. Upon completion of the valuations and assumptions, adjustments may be recorded to reflect the finalized valuations.
     In connection with the eFunds Acquisition, the Company adopted eFunds’ stock option plans and has registered approximately 2.2 million shares underlying stock options and 0.2 million shares underlying restricted stock units in replacement of similar outstanding awards held by eFunds employees.
The Merger of FIS and Certegy
     U.S. generally accepted accounting principles require that one of the two companies in the transaction be designated as the acquirer for accounting purposes. FIS was designated as the accounting acquirer because immediately after the merger FIS’s stockholders held more than 50% of the common stock of the combined company. As a result, the merger of Certegy and FIS was accounted for as a reverse acquisition under the purchase method of accounting. Under this accounting treatment, FIS was considered the acquiring entity and Certegy was considered the acquired entity for financial reporting purposes. The financial statements of the combined company after the merger reflect the financial results of FIS on a historical basis, and include the results of operations of Certegy from the effective date of the merger, February 1, 2006.
     Under the purchase method of accounting, the aggregate consideration paid for Certegy was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. FIS established that the fair value of the net assets acquired was lower than the purchase price and, as a result, goodwill was recorded for the amount that the purchase price exceeded the fair value of the net assets acquired.
     These unaudited pro forma combined financial statements should be read in conjunction with FIS’s, eFunds’, and Certegy’s historical consolidated financial statements and accompanying notes as previously filed. The Company has not provided a pro forma combined balance sheet herein, as the Company’s Form 10-Q, filed November 9, 2007, includes a consolidated balance sheet of FIS as of September 30, 2007, reflecting the combination of FIS and eFunds. The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations of the combined company that would have been reported had the merger been completed as of the dates presented, and are not necessarily representative of the future consolidated results of operations of the combined company.
Unaudited Pro Forma Combined Statement of Continuing Operations
for the Nine Months Ended September 30, 2007

		eFunds acquisition	Pro forma
		January 1 -	adjustments relating		FIS/eFunds
	FIS	September 11, 2007	to eFunds acquisition	Note	Pro forma
	(In thousands except for per share data)
Processing and services revenues	$3,427,602	$385,699	$—		$3,813,301
Cost of revenue, selling, general and administrative expenses, and research and development costs	2,911,218	429,921	35,548	(1) (2)	3,376,687

Operating income	516,384	(44,222)	(35,548)		436,614
Other income (expense):
Interest income	2,255	132	—		2,387
Interest expense	(159,454)	(2,844)	(97,593)	(3)	(259,891)
Gain on sale of Covansys stock	274,488	—	—		274,488
Other income (expense), net	4,812	2,154	—		6,966

Earnings (loss) before income taxes, equity in earnings of unconsolidated entities, and minority interest	638,485	(44,780)	(133,141)		460,564
Provision for income taxes	236,240	(15,673)	(47,619)	(4)	172,948

Earnings (loss) before equity in earnings of unconsolidated entities, and minority interest	402,245	(29,107)	(85,522)		287,616
Equity in earnings of unconsolidated entities	1,266	—	—		1,266
Minority interest expense	(1,463)	—	—		(1,463)

Net earnings (loss) from continuing operations	402,048	(29,107)	(85,522)		287,419

Net income per share — basic from continuing operations	$2.09				$1.49

Pro forma weighted average shares — basic	192,609				192,609

Net income per share — diluted from continuing operations	$2.04				$1.46

Pro forma weighted average shares — diluted.	196,480				196,971

     The September 30, 2007 pro forma results include a pre-tax gain of $274.5 million on the sale of FIS’s investment in Covansys, and pre-tax merger related costs recorded in September 2007 by eFunds of approximately $91.4 million.
See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Operations
for the Year Ended December 31, 2006

			Pro forma			Pro forma
		eFunds	adjustments relating		Certegy	adjustments relating		FIS/eFunds
	FIS	acquisition	to eFunds acquisition	Note	merger	to Certegy Merger	Note	Pro forma
	(In thousands except for per share data)
Processing and services revenues	$4,042,164	$552,414	$—		$92,915	$—		$4,687,493
Cost of revenue, selling, general and administrative expenses, and research and development costs	3,479,077	469,173	55,374	(1) (2)	160,630	6,334	(5) (6)	4,170,588

Operating income	563,087	83,241	(55,374)		(67,715)	(6,334)		516,905
Other income (expense):
Interest income	4,373	—	—		—	—		4,373
Interest expense	(192,819)	(6,449)	(130,124)	(3)	(1,204)	—		(330,596)
Other income (expense), net	(224)	3,586	—		—	—		3,362

Earnings (loss) before income taxes, equity in earnings of unconsolidated entities, and minority interest	374,417	80,378	(185,498)		(68,919)	(6,334)		194,044
Provision for income taxes	139,214	25,832	(63,878)	(4)	(26,396)	(2,626)	(4)	72,146

Earnings (loss) before equity in earnings of unconsolidated entities, and minority interest	235,203	54,546	(121,620)		(42,523)	(3,708)		121,898
Equity in earnings of unconsolidated entities	5,792	—	—		—	—		5,792
Minority interest expense	(185)	—	—		—	—		(185)

Net earnings (loss) from continuing operations	240,810	54,546	(121,620)		(42,523)	(3,708)		127,505

Net income per share — basic from continuing operations	$1.30							$0.67

Pro forma weighted average shares — basic	185,926							191,307

Net income per share — diluted from continuing operations	$1.27							$0.65

Pro forma weighted average shares — diluted	189,196							194,706

     The December 31, 2006 pro forma results include pre-tax merger related costs recorded in January 2006 by Certegy of approximately $79.7 million and a pre-tax charge of $24.5 million related to FIS performance-based stock compensation.
See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements
     Notes to Unaudited Pro Forma Combined Statements of Continuing Operations for the Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
     These combined statements of continuing operations include the historical statements of continuing operations of FIS, eFunds, and Certegy as though the eFunds Acquisition and Certegy Merger had occurred on January 1, 2006, adjusted for items related to the transactions with eFunds and Certegy as described below:
(1)	Reflects the increase in amortization expense as a result of allocating an assumed portion of the merger consideration to intangible assets of eFunds, namely customer relationship intangibles, acquired software, and trademarks, and amortizing such intangibles over their estimated useful lives commencing as of the assumed acquisition date, offset by the amortization expense for similar intangibles actually recorded by eFunds in its historical financial statements. Acquired customer relationships and computer software are being amortized over their useful lives of up to 10 years, with computer software being amortized on an accelerated method. The acquired trademarks are considered to have a 2 year useful life and are reflected in these adjustments. The increase in amortization expense is $29.7 million for the nine months ended September 30, 2007 and $46.7 million for the year ended December 31, 2006.
(2)	Under the acquisition agreement, all eFunds unvested stock options and restricted stock units were assumed by FIS. Accordingly, this adjustment reflects the additional stock compensation expense included in selling, general and administrative expenses, as if the acquisition had occurred on January 1, 2006. Assumed stock options resulted in $3.9 million, while assumed restricted stock units resulted in $1.9 million, in additional expense for the nine months ended September 30, 2007. Assumed stock options resulted in $6.0 million, while assumed restricted stock units resulted in $2.7 million in additional expense for the year ended December 31, 2006.
(3)	Reflects an increase in interest expense of $97.6 million for the nine months ended September 30, 2007 and $130.1 million for the year ended December 31, 2006, as if the additional debt borrowings (the “Term Loan B” and the “Revolving Loan”) used to finance the eFunds Acquisition had been borrowed on January 1, 2006. The issuance of the $1.6 billion Term Loan B on January 1, 2006, would increase interest expense $90.6 million for the nine months ended September 30, 2007 and $120.8 million for the year ended December 31, 2006. The increase in interest is calculated based on the Term Loan B’s outstanding balance and its effective interest rate at September 30, 2007 of 7.55%. After the use of the $1.6 billion for the acquisition, the remainder of the cash portion of the purchase price, $153.2 million, was assumed to be paid for with borrowings from the Company’s Revolving Loan. The issuance of the Revolving Loan on January 1, 2006, would increase interest expense $7.0 million for the nine months ended September 30, 2007 and $9.3 million for the year ended December 31, 2006. The increase in interest is calculated based on the Revolving Loan’s initial balance and its effective interest rate at September 30, 2007 of 6.05%.
(4)	Reflects the tax benefit relating to the pro forma adjustments necessary to result in the FIS tax rate of approximately 37% for the nine months ended September 30, 2007 and approximately 37% for the year ended December 31, 2006.
(5)	Reflects the increase in amortization expense as a result of allocating an assumed portion of the merger consideration to intangible assets of Certegy, namely customer relationship intangibles, acquired software, and trademarks, and amortizing such intangibles over their estimated useful lives commencing as of the assumed acquisition date, offset by the amortization expense for similar intangibles actually recorded by Certegy in its historical financial statements. Acquired customer relationships and computer software are being amortized over their useful lives of up to 10 years, with computer software being amortized on an accelerated method. The acquired trademarks are considered to have indefinite useful lives and, therefore, are not reflected in these adjustments. The increase in amortization expense is $6.8 million for January 2006, prior to the merger of FIS and Certegy.
(6)	Under the merger agreement, all Certegy stock options and restricted stock and restricted stock units vested upon closing of the merger. Accordingly, this adjustment amounts to a reduction in selling, general and administrative expenses of $1.0 million for January 2006, the period prior to the merger of FIS and Certegy. Also, at closing FIS granted approximately (1) 1.1 million options, which have a fair value under SFAS No. 123R of approximately $11 per option, vesting over four years, and (2) 750,000 options, which based on current assumptions would have a fair value under SFAS No. 123R of approximately $12 per option, vesting over three years. The pro forma adjustment to increase stock compensation expense for these option grants is $0.5 million in 2006, all of which is reflected in selling, general and administrative expenses.